                                                                      EXHIBIT 21

                LIST OF SUBSIDIARIES OF INSTEEL INDUSTRIES, INC.


The following is a list of subsidiaries of the Company as of September 28, 2002, each of which is wholly owned by the Company:


                                                   STATE OR OTHER JURISDICTION OF
                   NAME                                    INCORPORATION
--------------------------------------             -----------------------------
Insteel Wire Products Company                        North Carolina

Florida Wire and Cable, Inc. (1)                     Delaware

Intercontinental Metals Corporation                  North Carolina

(1)      Merged into Insteel Wire Products Company on October 1, 2002.